Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in these Post-Effective Amendments to Registration Statements on Form S-8 pertaining to the 2007 Incentive Compensation Plan and the 2017 Incentive Compensation Plan of our report dated February 27, 2019, relating to the consolidated financial statements of BK Technologies, Inc. as of December 31, 2018 and 2017 and for the years then ended, which appear in its Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Moore Stephens Lovelace, P.A.

Miami, Florida
March 28, 2019